Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Broadcom Inc. of our report dated March 24, 2022 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in VMware, Inc.'s Annual Report on Form 10-K for the year ended January 28, 2022.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
San Jose, California
September 16, 2022